                                                                    EXHIBIT 2.4
                               FIRST AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is dated as of April 27, 2001, by and among activeIQ Technologies Inc., a Minnesota corporation ("AIQ"), Meteor Industries, Inc., a Colorado corporation ("MI") and MI Merger, Inc., a Minnesota corporation and a wholly-owned subsidiary of MI ("Merger Sub").

                             W I T N E S S E T H

         WHEREAS, on January 11, 2001, the parties hereto executed that certain Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub would merge with and into AIQ and all of the outstanding shares of AIQ would be exchanged for shares of "New MI," the reincorporated successor corporation of MI;

         WHEREAS, all defined terms not otherwise defined (or redefined) herein shall have the meaning ascribed to such term in the Merger Agreement;

         WHEREAS, Article II of the Merger Agreement provided that Merger Sub would merge with and into AIQ, with AIQ being the surviving corporation and a wholly-owned subsidiary of New MI upon the effective time of the Merger; and

         WHEREAS, the parties hereto wish to amend the Merger Agreement in order to provide that AIQ shall merge with and into Merger Sub, with Merger Sub being the surviving corporation and a wholly-owned subsidiary of New MI upon the effective time of the Merger.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Amendment of Merger Agreement.

              (a) Definition of "Merger". Notwithstanding anything to the contrary contained in the Merger Agreement, the term "Merger" as used in the Merger Agreement (as hereby amended) shall mean the merger of AIQ with and into Merger Sub, with Merger Sub as the surviving corporation.

              (b) Amendment of Article II. The paragraph in the Merger Agreement that immediately precedes Section 2.1 thereof shall be amended and restated in its entirety to read as follows:

              "Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, at the Effective Time (i) MI will merge with and into New MI (the "Reincorporation Merger"), (ii) AIQ will merge with and into Merger Sub, (iii) Merger Sub will become a wholly-owned subsidiary of New MI, (iv) Merger Sub will change its name to "AIQ, Inc." or such other name acceptable to AIQ, and (v) New MI will change its name to "Active IQ Technologies, Inc." or such other name acceptable to AIQ. Merger Sub, as a wholly-owned subsidiary of New MI after giving effect to the Merger, shall be defined herein as the "Surviving Company." The Reincorporation Merger will be effected pursuant to the Reincorporation Articles of Merger and the Merger will be effected pursuant to the Articles of Merger, both pursuant to the provisions of, and with the effect provided in, Section 302A.641 of the MBCA."

              (c) Amendment of Section 2.3(f). Section 2.3(f) of the Merger Agreement is hereby deleted in its entirety.

              (d) Amendment of Section 7.1(d). Section 7.1(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                        "(d) Federal Tax Opinion. The parties shall have
              received a tax opinion addressed to AIQ and MI by counsel or independent certified public accountants acceptable to AIQ based on customary reliance and subject to customers qualifications, to the effect that for federal income tax purposes:

                        (i) The Merger will qualify as a reorganization under
                  Section 368(a) of the Code. New MI and AIQ will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                        (ii) No gain or loss will be recognized by
                  shareholders of AIQ and MI upon the receipt of the Surviving Company Common Stock pursuant to Section 356(a)(1)(B) of the Code."

              (e) Amendment of Section 7.3(b). Section 7.3(b) of the Merger Agreement is hereby amended to add the following sentence:

                        "For purposes of this Section 7.3(b), a promissory
              note in the principal amount of $500,000 to be delivered by Capco to MI in connection with the Asset Sale shall constitute "cash" or "cash equivalents" for the purposes of computing Available Cash under this Section 7.3(b)."

              (f)       Amendment to Section 7.2.  A new subparagraph (i) of
Section 7.2 shall be added, as follows:

                        (i) Indemnity Agreement. AIQ, New Meteor and the Surviving Company shall have executed and delivered to Meteor an Indemnity Agreement in substantially the form of ANNEX A attached hereto.

              (g) Amendment of Exhibit B. Notwithstanding anything to the contrary contained in the Merger Agreement, the term "Articles of Merger" as used in the Merger Agreement and this Amendment shall mean the articles of merger in substantially the form attached hereto as ANNEX B.

              (h) Amendment of Article VI. Article VI of the Merger Agreement is hereby amended to add a new Section 6.17 as follows:

              "6.17     Preparation of Securities Reports.

                        (a) The officers and directors of MI as of the Effective Time shall prepare (but not sign) New MI's Quarterly Report on Form 10-Q to be filed with the SEC on or before May 15, 2001 in connection with MI's quarter ended March 31, 2001 (the "First Quarter 10-Q"), and shall deliver such quarterly report to New MI on or before May 11, 2001. When delivered to New MI, the First Quarter 10-Q shall be accompanied by a written representation from Edward J. Names to the effect that, to the best of his knowledge, the information set forth in the First Quarter 10-Q is true and accurate and complies in all respects with the Exchange Act, including all rules and regulations promulgated thereunder.

                        (b) The officers and directors of MI as of the Effective Time shall provide to New MI all financial and other information relating to MI's business and operations necessary to prepare New MI's Quarterly Report on Form 10-Q to be filed with the SEC on or before August 14, 2001 in connection with New MI's quarter ended June 30, 2001 (the "Second Quarter 10-Q"), including without limitation a balance sheet as of the Effective Time and an income statement for the period from April 1, 2001 through the Effective Time, and shall deliver such information to New MI on or before August 1, 2001. The information required to be provided to New MI pursuant to this Section 6.17(b) shall be accompanied by a written representation of Edward J. Names to the effect that, to the best if his knowledge, such information is true and accurate and complies in all respects with the Exchange Act, including all rules and regulations promulgated thereunder.

                        (c) The parties hereto understand and acknowledge the importance to the shareholders of AIQ that New MI file its Exchange Act reports in a timely manner. Accordingly, in the event the officers and directors of MI fail to furnish New MI with the completed First Quarter 10-Q or the information necessary to complete New MI's Second Quarter 10-Q by the dates set forth in this Section 6.17, New MI shall issue to the shareholders of AIQ as of the Effective Time an aggregate of Two Hundred Thousand (200,000) shares of New MI common stock for each failure to timely provide to New MI the prepared First Quarter 10-Q or information necessary to complete the Second Quarter 10-Q."

         2. Counterpart Execution. This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         3. Ratification of Merger Agreement. Except as expressly modified or amended by the provisions of Section 1 hereof, all other terms and conditions of the Merger Agreement, including all exhibits and schedules thereto, shall remain in full force and effect.

                          [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on the date first written above by their respective officers.



                                  ACTIVEIQ TECHNOLOGIES INC.



                                  By:      /s/ Kenneth W. Brimmer
                                     -----------------------------------------
                                       Kenneth W. Brimmer
                                       Chairman and Chief Executive Officer



                                  METEOR INDUSTRIES, INC.



                                  By:      /s/ Edward J. Names
                                     -----------------------------------------
                                       Edward J. Names
                                       President and Chief Executive Officer



                                  MI MERGER, INC.



                                  By:      /s/ Edward J. Names
                                     -----------------------------------------
                                       Edward J. Names
                                       President and Chief Executive Officer



Exhibit A - Form of Indemnity Agreement (omitted)

Exhibit B - Form of Articles of Merger (omitted)